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                                                                    Exhibit 8.1

                                CARLTON FIELDS
                               ATTORNEYS AT LAW


      ONE HARBOUR PLACE                                MAILING ADDRESS
777 S. HARBOUR ISLAND BOULEVARD             P.O. BOX 3239, TAMPA, FL 33601-3239
   TAMPA, FLORIDA 33602-5799              TEL (813) 223-7000  FAX (813) 229-4133


                                January 29, 1998



American Bancshares, Inc.
4702 Cortez Road West
Bradenton, Florida 34210

Murdock Florida Bank
1777 Tamiami Trail
Murdock, Florida 33948

         Re: Agreement and Plan of Merger pursuant to which Murdock Florida Bank ("Murdock") will merge with and into American Bank of Bradenton (the "Bank"), a wholly-owned subsidiary of American Bancshares, Inc. ("ABI")

Ladies and Gentlemen:

         We have acted as counsel to ABI in connection with the proposed merger (the "Merger") of Murdock with and into the Bank, a wholly-owned subsidiary of ABI, pursuant to the terms of and as described in that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of September 23, 1997, as amended October 8, 1997, by and among ABI, the Bank, and Murdock, (capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement), and described in the ABI registration statement on Form S-4, to be filed with the Securities and Exchange Commission on or about January 30, 1998 (the "Registration Statement"). At your request, in connection with the filing by ABI of the Registration Statement and the Joint Proxy Statement-Prospectus of ABI and Murdock (the "Proxy Statement-Prospectus") included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of rendering our opinion herein, we have reviewed the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents, and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations and warranties of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of (and on behalf of) ABI and Murdock, in each case without independent verification thereof by us. With the consent of ABI, the Bank, and Murdock, we have relied (without independent verification thereof by us)






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American Bancshares, Inc.
Murdock Florida Bank
January 29, 1998
Page 2




on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied (without independent verification thereof by us) on the accuracy and completeness of the Proxy Statement-Prospectus. In addition, for purposes of this opinion, we have assumed, with the consent of ABI, the Bank, and Murdock, that at least fifty percent of the outstanding Murdock Common Stock will be exchanged for ABI Common Shares in the Merger and that Murdock Common Stock constitutes a capital asset in the hands of each holder thereof.

         Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

         (1) The Merger will constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and ABI, the Bank, and Murdock will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (2) Murdock Stockholders who exchange Murdock Common Stock solely for ABI Common Shares will not recognize gain or loss on the exchange.

         (3) The federal income tax basis of shares of ABI Common Shares received by a Murdock Stockholder in exchange for Murdock Common Stock will be equal to such Murdock Stockholder's basis of Murdock Common Stock surrendered in exchange therefor, and the holding period of such ABI Common Shares will include the holding period of the Murdock Common Stock surrendered in exchange therefor.

         (4) The receipt of cash in lieu of fractional shares of ABI Common Shares by Murdock Stockholders in exchange for Murdock Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by ABI, and capital gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of ABI Common Shares surrendered.

         The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of an audit or administrative or judicial proceedings. Statements of our opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law or of any particular result, nor should






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American Bancshares, Inc.
Murdock Florida Bank
January 29, 1998
Page 3




they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

         No opinion is expressed with respect to any of the following:

         (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

         (ii) The state, local, or foreign tax consequences of any aspect of the Merger; or

         (iii) The federal income tax consequences of any aspect of the Merger to Murdock Stockholders who are subject to special tax treatment for federal income tax purposes, including life insurance companies, tax exempt entities, and foreign taxpayers, or to holders of warrants or options to purchase Murdock Common Stock, if any, that are exchanged for or converted into options or warrants to acquire ABI Common Shares.

         We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Proxy Statement-Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Sincerely yours,

                                        CARLTON, FIELDS, WARD, EMMANUEL, SMITH
                                        & CUTLER, P.A.


                                                 /s/ David P. Burke
                                        ------------------------------------
                                        David P. Burke

DPB/mpw